Security Mid Cap Growth Fund
File No. 811-1316
CIK No. 0000088676

EX-99.77M

Item No. 77M - Mergers

Effective October 3, 2003, pursuant to the approval of the Board of Directors and the affected Shareholders, Security Equity Fund, Global Series, acquired all of the assets and liabilities of Security Equity Fund, International Series solely in exchange for shares of Global Fund, Security Mid Cap Growth Fund acquired all of the assets and liabilities of Security Equity Fund, Technology Series, in exchange for shares of Mid Cap Growth Fund.